FOR IMMEDIATE RELEASE:
February 21, 2006

USEC Reports 2005 Results, Provides 2006 Guidance

•	$22.3 million net income for 2005; pro forma net income $79.8 million before American Centrifuge expenses

•	$29.6 million net income for fourth quarter; pro forma net income $46.4 million before American Centrifuge expenses

•	Revenue rises 10 percent on higher sales of SWU, uranium and government services

•	Cash flow from operations improves $136.3 million year over year

•	2006 earnings guidance in range of $70 to $80 million, pro forma net income $120 to $135 million before American Centrifuge expenses

•	Significant increase in power costs expected in second half of 2006 and beyond

Bethesda, MD – USEC Inc. (NYSE: USU) today reported net income of $22.3 million or 26 cents per share in 2005, compared to $23.5 million or 28 cents per share in 2004. Pro forma net income before American Centrifuge expenses was $79.8 million in 2005, compared to $59.5 million in 2004.

For the fourth quarter, USEC reported net income of $29.6 million or 34 cents per share in 2005 compared to $28.2 million or 33 cents per share in the same quarter of 2004. Pro forma net income for the quarter before American Centrifuge expenses was $46.4 million, compared to $41.7 million in the same quarter of 2004.

USEC demonstrated improvements in several financial measures during 2005 as revenue increased by $142.1 million, gross profit improved by $35.4 million and cash flow from operations improved by $136.3 million dollars compared to 2004.

“2005 was a better year for USEC from several viewpoints,” said John K. Welch, USEC president and chief executive officer. “Deliveries to our customers increased, the average price per SWU billed to customers turned higher after several years of declines, the profit margin on uranium increased, and a corporate restructuring realigned our focus on both current operations and the American Centrifuge.

“The steps taken in recent years to improve the efficiency of the Paducah plant, to sign customer contracts at higher SWU prices and to reduce headquarters costs have combined to deliver a stronger financial performance,” Welch said.

“2006 will be an important year for USEC as we demonstrate our next-generation technology. Our challenge is also to find additional ways to reduce costs and develop new revenue to mitigate the impact of higher power prices later this year, in 2007 and beyond. Higher power prices will significantly increase our costs until we have production from the American Centrifuge Plant,” he said.

American Centrifuge expenses have increased year over year as more employees and contractors become involved in demonstrating the advanced uranium enrichment technology and preparing the American Centrifuge Plant. USEC is currently expensing most of its spending related to the American Centrifuge, and this directly reduces net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure: pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release. USEC expects to complete its annual audit and to file its Annual Report on 10-K in the near future.

2005 Revenue

Total revenue for the fourth quarter ended December 31, 2005 was $549.7 million, a reduction of $98.8 million from the record revenue posted in the same quarter a year earlier. Revenue from sales of Separative Work Units (SWU) was 23 percent lower while revenue from uranium and U.S. government contracts was higher. SWU volume was 26 percent lower quarter over quarter while the average price per SWU was 4 percent higher. Uranium revenue was $121.6 million, $2.4 million higher than a year earlier on higher unit prices billed to customers and a 27 percent decline in volume that tracked lower SWU sales.

For the year, total revenue was $1,559.3 million, a 10 percent increase over 2004. Revenue from SWU sales was 6 percent higher on 4 percent higher volume and 2 percent higher average price billed to customers. Uranium revenue was $37.3 million higher than the previous year, a 17 percent gain on improved prices and 1 percent higher volume. Revenue from U.S. government contracts was $46.5 million higher than 2004 due to the inclusion of NAC International for the full year, increased cleanup operations for contaminated uranium, and other projects. NAC was acquired in November 2004.

Much of the natural uranium delivered during the year was contracted several years ago at prices well below today’s market indicators while uranium obtained more recently through underfeeding the enrichment process at the Paducah plant is being sold at today’s higher prices. Under the Company’s revenue recognition policy, USEC transfers title and collects cash from customers for uranium sales but does not recognize the revenue until the uranium leaves USEC’s enrichment facility as low enriched uranium. At December 31, 2005, $106.8 million in revenue has been deferred until subsequent quarters with an expected gross profit of $51.1 million.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales in 2005 for SWU and uranium was $1,148.4 million, an increase of 7 percent on higher unit costs and higher volumes. Cost of sales for SWU reflects monthly moving average inventory costs based on production and purchase costs. The average unit cost of SWU sales during 2005 was 3 percent higher than the year before. The higher cost reflects the impact of increasing production costs due to higher costs for electricity purchased in the summer, a higher depleted uranium disposal accrual rate and higher purchase prices paid to Russia, which are set by a market-based pricing formula. Cost of sales for U.S. government contracts was $181.4 million, an increase of $29.9 million that reflects the addition of NAC and increased uranium cleanup operations.

Gross profit in 2005 was $229.5 million, an 18 percent improvement over the year before. The gross profit margin expanded to 14.7 percent compared to 13.7 percent in 2004. The improvement reflects higher average prices billed to customers for uranium, partially offset by higher cost of goods sold, and improved margins on U.S. government contracts and other. The gross profit margin for the fourth quarter was 18.8 percent compared to 13.9 percent in the same quarter of 2004, due to higher SWU and uranium prices.

Selling, general and administrative (SG&A) expenses in 2005 totaled $61.9 million, a 3 percent reduction from the previous year. Reducing SG&A was an area of management focus in 2005 and consulting expenses declined by $5.1 million and compensation expenses declined by $5.0 million compared to 2004, even with the addition of expenses related to NAC for the full year. The decline was offset by the one-time charge of $7.6 million to settle a dispute with USEC’s former chief executive officer. The one-time charge had the effect of reducing net income by $4.7 million. For the fourth quarter, SG&A was $20.4 million, an increase of $3.5 million that included the settlement charge.

During 2005, USEC recorded special charges of $7.3 million for workforce reductions that were part of a companywide restructuring, including $2.8 million recorded in the fourth quarter. These one-time charges had the effect of reducing net income by $4.5 million.

Advanced technology costs for 2005, primarily related to the demonstration of the American Centrifuge technology, were $94.5 million, an increase of 62 percent year over year. The higher expenses were due to an increase in the number of employees and contractors working on the project, spending to manufacture the centrifuge components for the Lead Cascade, and upgrades of equipment in the demonstration facility in Piketon, Ohio. USEC also spent $16.0 million on the project that was capitalized. USEC had anticipated that spending on the American Centrifuge in 2005 would be allocated fairly evenly between expense and capital but a delay in starting operation of the Lead Cascade shifted the spending allocation more heavily to expense. In addition, advanced technology costs include $1.8 million that was expensed for NAC’s development of MAGNASTOR™ — a new generation dry cask storage system for spent nuclear fuel currently being reviewed by the U.S. Nuclear Regulatory Commission.

Interest income increased $6.6 million in 2005 compared to a year earlier due to higher average balances of cash and short-term investments, and higher average rate of return. Interest expense declined 1 percent, primarily as a result of repurchasing $25 million of senior notes in December 2004.

Cash Flow

At December 31, 2005, USEC had a cash balance of $259.1 million compared to $174.8 million one year earlier. Cash flow from operations was $188.9 million, a $136.3 million improvement over 2004. Cash flow primarily benefited from a net uranium inventory reduction of $76.3 million and $42 million in deferred profits relating to SWU and uranium that were sold but not shipped during the year.

USEC repurchased $36 million of bonds during the fourth quarter, leaving $289 million in outstanding senior notes maturing on January 20, 2006. Using cash on hand and borrowing approximately $78.5 million under a bank credit facility, USEC redeemed the outstanding senior notes upon maturity. The borrowing under the bank credit facility was repaid in full by the end of January 2006.

2006 Outlook

Revenue in 2006 is expected to be approximately $1.75 billion, with $1.25 billion coming from the sale of SWU. The Company expects the volume of SWU delivered to improve over 2005 and the average price billed to customers to increase by 3 to 4 percent. Uranium is expected to generate approximately $300 million in revenue, with the increase over 2005 due mainly to a 20 to 25 percent increase in the average price billed to customers. Uranium revenue includes approximately $80 million from new sales of uranium made available from underfeeding the production plant and from revenue deferred from previous uranium sales. Revenue from U.S. government contracts and other is expected to total approximately $190 million.

The Company’s guidance recognizes that an increase in power prices will impact results in the second half of 2006 and that USEC expects a gross profit margin of 15 to 16 percent taking into account this increase in power costs. Below the gross profit line, USEC expects SG&A expenses to be approximately $55 million, which is $7 to $9 million below SG&A expense in the past two years and includes the cost of expensing options. With the recent repayment of bonds due in January 2006, interest expense is expected to decline to $16 million. Interest income will also decline due to the smaller cash balance and is expected to be approximately $2 million.

The demonstration of the American Centrifuge and preparations for the American Centrifuge Plant will continue to be a substantial expense impacting net income. As USEC continues to make progress on the Lead Cascade of the American Centrifuge, the Company expects a growing portion of the spending related to the commercial plant will be capitalized. USEC expects to spend approximately $190 million on the American Centrifuge program in 2006, with that spending initially split approximately $80 to $90 million in expense and $100 to $110 million capitalized. As the demonstration proceeds, the Company will regularly assess allocation between expense and capital, and an increase in expense will reduce net income.

USEC expects net income for 2006 in a range of $70 to $80 million after expenses for the American Centrifuge. Demonstration expenses for the American Centrifuge will have the effect of reducing net income by approximately $50 to $55 million. Therefore, pro forma net income before American Centrifuge expenses is expected to be in a range of $120 to $135 million.

USEC’s earnings guidance for 2006 is subject to a number of assumptions and uncertainties. These include electric power costs in the second half of the year, timing of recognition of deferred revenue, movement and timing of customer orders, the allocation of spending on the American Centrifuge between expense and capital, and estimated costs for the future disposition of depleted uranium. Variations from our expectations could cause substantial differences between USEC’s guidance and ultimate results. The cost of power will have a significant impact on net income over the next several years as production costs are expected to rise faster than increases to the Company’s prices billed to customers. While the Company continues to seek ways to offset this increase, at this time the trend of increasing net income should not be expected to continue in future years.

Cash flow from operations in 2006 is expected to generate approximately $145 to $155 million. This cash flow will provide sufficient funding for American Centrifuge spending at least through 2006. Net cash flow is expected to be negative by at least $200 million, prior to any external financing activities, following repayment of $289 million in notes that matured January 20, 2006. Higher power prices will negatively impact cash flow beyond 2006. USEC expects to end the year with a cash balance of less than $10 million prior to any external financing activities. To finance the American Centrifuge Plant, USEC plans to access the equity market in mid-2006 and following this offering does not anticipate needing additional funding until 2008, when USEC intends to undertake a debt offering.

Assuming successful completion of milestones towards the demonstration of the American Centrifuge technology and continued progress towards the issuance of an operating license from the U.S. Nuclear Regulatory Commission, USEC expects to build the American Centrifuge Plant in 2007 through 2011. Given the proximity of that construction phase and the expectation that higher power prices in the second half of 2006 and beyond will reduce cash flow from operations, the USEC Board of Directors has redirected cash from the common stock dividend to financing the American Centrifuge Plant. The dividend requirement over the next five years would have been nearly $250 million and these funds will instead be used to reduce external financing requirements.

American Centrifuge Update

USEC continues to demonstrate our next-generation American Centrifuge uranium enrichment technology. Testing of individual machines in special test equipment located in Oak Ridge, Tennessee continues as the Company prepares to build and install centrifuge machines in the Lead Cascade at the Piketon, Ohio centrifuge demonstration facility. The tests in Oak Ridge are evaluating enhancements to components and materials that USEC expects to reduce costs and improve efficiency. Refurbishment work at the Piketon facility has been substantially completed in preparation for installation of the first centrifuge machines for the Lead Cascade during the first half of 2006. Employees at Piketon have been practicing assembling centrifuge machines in advance of the actual installation.

Progress has been made in addressing issues identified last summer relating to quality of materials, performance issues of certain components and compliance with new regulatory requirements. USEC believes earlier delays in starting operation of the Lead Cascade will not impact our ability to meet the DOE-USEC Agreement milestones or our anticipated date for reaching full production capacity in 2011. The next milestone is to obtain satisfactory reliability and performance data by October 2006. During operation of the Lead Cascade, USEC will gather and evaluate data relating to cost, schedule, and technology performance prior to initiating construction of the American Centrifuge Plant. The Company expects to refine its cost estimates based on data gathered during testing, demonstrations and further negotiations with manufacturing and supply partners.

Other Business Matters

•	At December 31, 2005, USEC had a backlog of customer orders totaling $5.9 billion, an increase of $1.2 billion from a year earlier. The backlog total includes $1.5 billion in sales anticipated to be delivered in 2006 and extends through 2015. The current backlog has the highest SWU volume and highest average price since 1999.

•	Negotiations with the Tennessee Valley Authority (TVA) have made significant progress regarding supply arrangements for electric power beyond May 2006, when the current fixed price expires under our multi-year power contract. The two parties expect to reach an agreement in the near future. USEC anticipates an increase in power cost of approximately 50 percent compared to our current TVA contract, subject to the amount of power purchased during summer months and future adjustments relative to TVA’s fuel and purchased power costs. The duration of the new power supply arrangement will be shorter than the original 2000 TVA contract. USEC has taken cost-cutting measures, including workforce reductions, to improve production efficiency and increase underfeeding to generate additional uranium for sale. These steps, and others under consideration, are expected to mitigate some, but not all, of the expected increase in power cost.

Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period, and to measure management’s efforts toward achieving its stated cost reduction and other objectives.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; the success and timing of the demonstration and deployment of the American Centrifuge technology and the costs to develop that technology; difficulties in obtaining financing; changes in existing restrictions on imports of Russian enriched uranium; the elimination of duties charged on imports of foreign-produced low enriched uranium and uranium; pricing trends in the uranium and enrichment markets; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits and government/regulatory and environmental remediation efforts); the competitive environment for our products and services; and changes in the nuclear energy industry. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. For a discussion of these risks and uncertainties and other factors that may affect our future results, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. We do not undertake to update our forward-looking statements except as required by law.

Contacts

Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAAP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME (Unaudited)

	Three Months Ended		Year Ended
Amounts in millions	December 31		December 31
	2005	2004	2005	2004
Pro forma net income before American Centrifuge expenses	$46.4	$41.7	$79.8	$59.5

LESS: American Centrifuge expenses (a)	27.1	21.8	92.7	58.1
ADD: Provision for income taxes (based on an
assumed statutory rate of 38%)	10.3	8.3	35.2	22.1

SUBTOTAL: American
Centrifuge
expenses, net of
taxes	16.8	13.5	57.5	36.0

Net income, GAAP basis	$29.6	$28.2	$22.3	$23.5

Note (a): American Centrifuge expenses included in Advanced Technology costs.

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue:
Separative work units	$371.8	$484.2	$1,085.6	$1,027.3
Uranium	121.6	119.2	261.3	224.0
U.S. government contracts and other.	56.3	45.1	212.4	165.9

Total revenue	549.7	648.5	1,559.3	1,417.2

Cost of sales:
Separative work units and uranium	400.5	517.5	1,148.4	1,071.6
U.S. government contracts and other.	46.1	40.6	181.4	151.5

Total cost of sales	446.6	558.1	1,329.8	1,223.1

Gross profit	103.1	90.4	229.5	194.1
Special charges for organizational restructuring	2.8	—	7.3	—
Advanced technology costs	27.4	22.1	94.5	58.5
Selling, general and administrative	20.4	16.9	61.9	64.1
Other (income) expense, net	(1.0)	(1.7)	(1.0)	(1.7)

Operating income	53.5	53.1	66.8	73.2
Interest expense	13.2	10.7	40.0	40.5
Interest (income)	(3.1)	(1.2)	(10.5)	(3.9)

Income before income taxes	43.4	43.6	37.3	36.6
Provision for income taxes	13.8	15.4	15.0	13.1

Net income	$29.6	$28.2	$22.3	$23.5

Net income per share – basic and diluted	$.34	$.33	$.26	$.28
Dividends per share	$.1375	$.1375	$.55	$.55

Weighted average number of shares outstanding:
Basic	86.5	85.0	86.1	84.1
Diluted	86.9	85.9	86.6	84.8

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)

	December 31,
	2005	2004
ASSETS
Current Assets
Cash and cash equivalents	$259.1	$174.8
Restricted short-term investments	17.8	—
Accounts receivable – trade	256.7	238.5

Inventories:
Separative work units	790.3	740.6
Uranium	171.3	251.6
Materials and supplies	12.7	17.2

Total Inventories	974.3	1,009.4
Deferred income taxes	39.1	27.0
Other current assets	68.7	39.2

Total Current Assets	1,615.7	1,488.9
Property, Plant and Equipment, net	171.2	178.0
Other Long-Term Assets
Deferred income taxes	100.6	69.6
Deposit for depleted uranium	24.6	23.5
Prepaid pension benefit costs	86.2	82.9
Inventories	71.4	156.2
Goodwill and other intangibles	11.1	4.3

Total Other Long-Term Assets	293.9	336.5

Total Assets	$2,080.8	$2,003.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$288.8	$—
Accounts payable and accrued liabilities	217.4	202.3
Payables under Russian Contract	111.6	89.7
Uranium owed to customers and suppliers	2.3	44.5
Deferred revenue and advances from customers	132.9	28.8

Total Current Liabilities	753.0	365.3
Long-Term Debt	150.0	475.0
Other Long-Term Liabilities
Advances from customers	-	6.9
Depleted uranium disposition	47.0	26.1
Postretirement health and life benefit obligations	153.9	145.2
Other liabilities	69.3	66.2

Total Other Long-Term Liabilities	270.2	244.4
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, none issued	-	—
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 100,320,000 shares issued	10.0	10.0
Excess of capital over par value	970.6	963.9
Retained earnings	31.3	56.3
Treasury stock, 13,749,000 and 15,171,000 shares	(99.5)	(109.2)
Deferred compensation	(2.7)	(1.6)
Other comprehensive income (loss)	(2.1)	(.7)

Total Stockholders’ Equity	907.6	918.7

Total Liabilities and Stockholders’ Equity	$2,080.8	$2,003.4

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2005	2004	2003
Cash Flows From Operating Activities
Net income	$22.3	$23.5	$9.0

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	35.0	31.8	29.3
Depleted uranium disposition	19.8	(3.8)	(5.4)
Deferred income taxes	(43.2)	2.6	(2.9)

Changes in operating assets and liabilities:
Short-term investments – (increase) decrease	—	35.0	(35.0)
Accounts receivable – (increase) decrease	(18.2)	16.0	1.5
Inventories – net (increase) decrease	76.3	(17.0)	117.7
Payables under Russian Contract – increase (decrease)	21.9	(29.6)	12.7
Payment of termination settlement obligation under power purchase agreement	—	(33.2)	—
Deferred revenue, net of deferred costs – increase (decrease)	42.0	(12.1)	(36.2)
Accounts payable and other liabilities – increase (decrease).	26.2	36.9	6.1
Other, net	6.8	2.5	13.1

Net Cash Provided by Operating Activities	188.9	52.6	109.9

Cash Flows Used in Investing Activities
Capital expenditures	(26.3)	(20.2)	(24.9)
Investment in NAC Holding Inc., net of cash acquired	—	(8.1)	—
Deposit relating to acquisition of NAC Holding Inc.	—	(6.0)	-

Net Cash (Used in) Investing Activities	(26.3)	(34.3)	(24.9)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(47.3)	(46.3)	(45.2)
Repurchase of senior notes, including premiums	(36.3)	(25.6)	—
Deferred financing costs	(3.5)	—	—
Common stock issued	8.8	14.3	3.2

Net Cash (Used in) Financing Activities	(78.3)	(57.6)	(42.0)

Net Increase (Decrease)	84.3	(39.3)	43.0
Cash and Cash Equivalents at Beginning of Period	174.8	214.1	171.1

Cash and Cash Equivalents at End of Period	$259.1	$174.8	$214.1

Supplemental Cash Flow Information
Interest paid	$32.6	$35.2	$34.7
Income taxes paid (refund)	38.7	3.6	(10.0)